Exhibit 99.1

Contact:	Edward Barbini
914-499-6565
barbini@us.ibm.com

VIRGINIA M. ROMETTY ELECTED IBM CHAIRMAN

ARMONK, N.Y., September 25, 2012 . . .  The IBM (NYSE: IBM) board of directors today elected Virginia M. Rometty chairman of the board, effective October 1, 2012.  Mrs. Rometty succeeds Samuel J. Palmisano, who is stepping down from the board effective October 1, 2012.

Mr. Palmisano will become Senior Adviser to the company until he retires on December 1, 2012.  As of October 1, 2012, Mrs. Rometty’s title will be IBM chairman, president and chief executive officer.

Mrs. Rometty, 55, is currently IBM’s president and chief executive officer.  She succeeded Mr. Palmisano as IBM’s ninth CEO in January of this year, after holding senior leadership positions in IBM’s services, sales, strategy and marketing units.  Mrs. Rometty led the successful integration of PricewaterhouseCoopers Consulting — the largest acquisition in professional services history, building a team of more than 100,000 business consultants and services experts.  She became a director of IBM in January.

Mr. Palmisano, 61, became IBM chief executive officer in 2002 and chairman of the board in 2003.  During his tenure, IBM transformed its product and services portfolio, exiting commoditizing businesses, including PCs, printers and hard disk drives, and greatly increasing investments in analytics, cloud computing and other high-value businesses and technologies.  He has overseen the transformation of IBM from a multinational into a globally integrated enterprise.  During Mr. Palmisano’s tenure as CEO, IBM created over $100 billion of total shareholder value.

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